EXHIBIT 12.1

DUKE REALTY CORPORATION

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(in thousands, except ratios)

	Three Months Ended March 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Net income (loss) from continuing operations, less preferred dividends	$(25,605)		$(348,927)		$16,755		$103,022	$99,456	$92,638
Preferred dividends	18,363		73,451		71,426		58,292	56,419	46,479
Interest expense	59,021		216,908		195,066		171,555	167,061	103,277

Earnings (loss) before fixed charges	$51,779		$(58,568)		$283,247		$332,869	$322,936	$242,394

Interest expense	$59,021		$216,908		$195,066		$171,555	$167,061	$103,277
Interest costs capitalized	3,841		26,864		53,456		59,167	36,260	9,510

Total fixed charges	62,862		243,772		248,522		230,722	203,321	112,787
Preferred dividends	18,363		73,451		71,426		58,292	56,419	46,479

Total fixed charges and preferred dividends	$81,225		$317,223		$319,948		$289,014	$259,740	$159,266

Ratio of earnings to fixed charges	N/A	(1)	N/A	(3)	1.14		1.44	1.59	2.15

Ratio of earnings to fixed charges and preferred dividends	N/A	(2)	N/A	(4)	N/A	(5)	1.15	1.24	1.52

(1)	N/A – The ratio is less than 1.0; deficit of $11.1 million exists for the three months ended March 31, 2010. The calculation of earnings includes $83.5 million of non-cash depreciation expense.

(2)	N/A – The ratio is less than 1.0; deficit of $29.4 million exists for the three months ended March 31, 2010. The calculation of earnings includes $83.5 million of non-cash depreciation expense.

(3)	N/A – The ratio is less than 1.0; deficit of $302.3 million exists for the year ended December 31, 2009. The calculation of earnings includes $335.2 million of non-cash depreciation expense.

(4)	N/A – The ratio is less than 1.0; deficit of $375.8 million exists for the year ended December 31, 2009. The calculation of earnings includes $335.2 million of non-cash depreciation expense.

(5)	N/A – The ratio is less than 1.0; deficit of $36.7 million exists for the year ended December 31, 2008. The calculation of earnings includes $304.8 million of non-cash depreciation expense.